Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SemiLEDs Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of SemiLEDs Corporation of our report dated October 26, 2010, except for the amendment to the preferred stock automatic conversion provisions discussed in Note 15, for which the date is November 20, 2010, and except for the effect of the reverse stock split described in Note 15, for which the date is December 5, 2010, with respect to the consolidated balance sheets of SemiLEDs Corporation as of August 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended August 31, 2010, and the related financial statement schedule, which report appears in the SemiLEDs Corporation Prospectus filed December 9, 2010 pursuant to Rule 424(b)(1) of the Securities Act of 1933.

(signed) KPMG LLP

Boise, Idaho

December 5, 2010